Frederick M. Lehrer, P.A.
600 River Birch Court, 1015
Clermont, Florida 34711
(561) 706-7646
Email: flehrer@securitiesattorney1.com

VIA EMAIL
bs@bksenergy.com
stretchfowler@2050motors.com

Mr. William Fowler
Mr. Bernd Schaefers

March 27, 2019

Re: Demand for Return of Certificates.

Dear Messrs. Fowler and Schaefers:

This correspondence pertains to the 2018 issuances of common shares (the "Shares") of 2050 Motors Inc. (the "Company" or "2050") to BKS Cambria, LLC ("BKS") and United Biorefineries Corporation ("United), entities under William Fowler and Bernd Schaefers' control, respectively. For the reasons stated herein, 2050 is demanding the return of the following Certificates to the Company for cancellation and return to the Company's treasury.

Name	Cert #	Date	# of Shares	Price	*Comment*
BKS Cambria	5412	10/17/18	25,000,000	0.00006	*Bernd Shaefers*
BKS Cambria	5413	10/17/18	18,103,448	0.00006	"
BKS Cambria	5433	11/08/18	25,000,000	0.00024	"
BKS Cambria	5434	11/08/18	16,666,667	0.00024	"
United Biorefinery	5410	10/17/18	25,000,000	0.00006	*William Fowler*
United Biorefinery	5411	10/17/18	12,931,034	0.00006	"
United Biorefinery	5432	11/08/18	15,416,667	0.00024	"
TOTAL:			**138,117,816**	**0.00013**	

The issuance of these Certificates to you are self-dealing transactions, each at a cost basis of an average price of .00013 and as low as .00006, and are compounded by several years of accumulated toxic debt with third party lenders with a no-revenue company, leaving little or no chance for the Company to succeed financially or operationally. Presently, these toxic lenders (as well as yourselves) "feast" upon conversion prices at disastrously sub-penny prices and present new management with severe obstacles to fulfilling its new plan, including the shambles that you have left the Company in.

The issuances were made and orchestrated by you as the Principal Officers and Directors of the Company. To obtain the shares, you converted the remaining balances on two loans, originally issued October 1, 2016 and July 1, 2017, of $3,000 and $10,000, respectively, into common shares. Further, though the notes had been issued in 2016-2017 with upwards of 20% in interest and finance fees and tens of thousands of dollars of attached value in stock options sweeteners, you also added over $36,000 of default/penalty interest to the notes during your tenure in 2018 at a rate of $100/day for each note. This means that for the remaining principal due on personal loans to a Company you controlled as Officer/Director of $13,000, excluding initially agreed 12% interest and OID financing fees, you added almost 300% interest and penalties to the loans in a matter of months in 2018. In fact, for the $3,000 balance, we calculate the penalty interest rate at a much higher and alarming usurious rate that is in violation of California Usury Laws. Based on today's prices, these shares have a market value of over $300,000, meaning your $13,000 in principal due for the loans, in a matter of months, has resulted in 22,000% in potential profits.

That these loan balances remained in effect and in default, even after you secured hundreds of thousands of dollars from third-party toxic lenders in 2017-2018 that charged outrageous penalties and usurious interest rates, and then arranged for the Company to pay down on the personal toxic debt loans, evinces your true purpose for arranging the loans in the first place – not to truly assist the Company in its financial needs by any means, but rather to enrich yourself for your own personal gain while compounding the already intolerable toxic debt upon the Company and allowing the Company to become delinquent in its SEC reporting requirements. In essence, these self-dealing transactions amounted to you acting as a toxic lender along with the other toxic lenders you arranged for on behalf of the Company, thereby constituting multiple breaches of fiduciary duties to the Company's shareholders.

In truth of fact, there was no valid business purpose to issuance of the massive amounts of shares other than for you to engage in a "stock grab" to the Company's detriment while it searched for a new growth path after your failed strategy to import electric vehicles (EVs) from China. Second, this self-dealing transaction was to the Company's detriment since it was accomplished just a few weeks before the Company became delinquent in its SEC reporting obligations and was riddled (and still is) with toxic debt you negotiated on the Company's behalf and which immediately went into default on November 16, 2018. Last, you knew the Company would be unable to raise any capital without additional shares available to issue to its current and prospective investors. Through these self-dealing transactions,, you simultaneously caused the Company's financial condition to further deteriorate, harming the Company' prospects as a going concern and eliminated the Company's ability to pursue a viable business plan, including conducting future acquisitions.

You have provided us with a number of false narratives that are irrelevant to the matters at hand, including but not limited to the following:

(1) You state that you and your team may be able to revive a transaction or relationship with Aoxin for manufacture and import of electric vehicles made at their plant in China, such statement of which is irrelevant because (despite our asking for your communications with Aoxin and a contact person at Aoxin, from which we received nothing) you have provided no

evidence or documentation that Aoxin has the abilities or interest in manufacturing said vehicles or of selling them in the U.S. market. In fact, the entire concept is a fiction because Aoxin has no final product approved for manufacturing and has no intentions of pursuing the US markets due to the prohibitive costs and its inability to procure a license for export to the US.

(2) You claim that in late 2018, you were in discussions to reverse merge a data center company into 2050 Motors, which was introduced to you by one of your investors, PowerUp Lending. Such discussions of potential transactions are irrelevant to the stock issuances and the 2050 Board affiliates. My Client finds it interesting that you as Board members approved and executed these conversions while reviewing reverse merger candidates for 2050 during that timeframe.

(3) The 2016 loan to 2050 by UBC, a company under your control, was a self-dealing transaction. As a 2050 manager you were a Company insider, especially due to your material participation in 2050's business operations and capital markets strategy, which by their very nature would constitute insider communications . This loan appears to have been subsequently paid down and repapered into a toxic convertible security, which convertible note amendment was signed by William Fowler as the Company's CEO.

In fact, from another perspective, your toxic lending to the Company to extract fraudulent funds from the Company may even be interpreted as (in essence) the Company loaning you funds, which would be a violation of the Sarbanes Oxley Act. That no convertible notes were filed as exhibits in the Company's SEC filings calls into question the public disclosure, i.e. the filings reveal a $10,000 principal provided to the Company on October 1, 2017 and paid down to $3,000 in early 2018; however, this information is not consistent with the information provided herein regarding the loans.

Demand is hereby made for return of Certificates #5412, #5313, #5433, #5434, #5410, #5411, #5432 to the Company for cancellation. Further, demand is hereby made for copies of any and all loan documents related to the October 1, 2016 and November 2, 2017 loans made by United Biorefinery and BKS Cambria to 2050, as well as wire confirmations or copies of canceled checks showing proof of funding to the Company and all relevant Board resolutions authorizing the loans, amending the loans, or converting the loans, interest and penalties into common stock. Should you fail to meet this demand by COB April 1, 2019, we will undertake all available legal actions against you and the entities under your control.

Sincerely yours,

Frederick M. Lehrer, P. A.

Frederick M. Lehrer